AMENDMENT NO. 8

TO TRANSFER AGENCY AND SERVICE AGREEMENT

(Thrivent Core Funds and Thrivent Cash Management Trust)

Thrivent Core Funds (“TCF”), Thrivent Cash Management Trust (“TCMT”) and Thrivent Financial Investor Services Inc. (“TFISI”) hereby agree that, with respect to the Transfer Agency and Service Agreement dated June 1, 2016, between TCF, TCMT and TFISI, as amended (the “Agreement”), is hereby amended to reflect the following changes to Schedule A and Schedule B: (i) effective February 27, 2026, the “Thrivent Core High Yield Bond Fund” and “Thrivent Core Investment Grade Corporate Bond Fund” shall each be deemed a “Fund” under the terms of the Agreement; and (ii) removal of Thrivent Core Small Cap Value Fund, which merged into Thrivent Small Cap Value ETF effective November 14, 2025, Thrivent Core Low Volatility Equity Fund, which was liquidated effective October 22, 2025, and Thrivent Core Mid Cap Value Fund, which was liquidated effective October 22, 2025. A revised Schedule A and Schedule B are attached hereto.

THRIVENT CORE FUNDS

By:	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT CASH MANAGEMENT TRUST

By:	/s/ Michael W. Kremenak
Michael W. Kremenak
President

THRIVENT FINANCIAL INVESTOR SERVICES INC.

By:	/s/ Andrew R. Kellogg
Andrew R. Kellogg
President

SCHEDULE A

Thrivent Cash Management Trust, a Massachusetts business trust

Thrivent Core Funds, a Delaware statutory trust

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund

Thrivent Core High Yield Bond Fund

Thrivent Core International Equity Fund

Thrivent Core Investment Grade Corporate Bond Fund

Thrivent Core Emerging Markets Equity Fund

SCHEDULE B

Fund	Fee
Thrivent Core Short-Term Reserve Fund	$5,000
Thrivent Cash Management Trust	$5,000
Thrivent Core Emerging Markets Debt Fund	$5,000
Thrivent Core High Yield Bond Fund	$5,000
Thrivent Core International Equity Fund	$5,000
Thrivent Core Investment Grade Corporate Bond Fund	$5,000
Thrivent Core Emerging Markets Equity Fund	$5,000